Exhibit 10.1

STOCK AND WARRANT PURCHASE AGREEMENT

by and between

HEALTHAXIS INC.

and

TAK INVESTMENTS, INC.

February 23, 2005

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		1

1.1	DEFINITIONS	1

ARTICLE II PURCHASE AND SALE OF SECURITIES		6

2.1	PURCHASE AND SALE OF COMMON STOCK	6

2.2	ISSUANCE OF WARRANTS	6

2.3	CLOSING	6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7

3.1	CORPORATE EXISTENCE AND POWER	7

3.2	AUTHORIZATION; NO CONTRAVENTION	7

3.3	BINDING EFFECT	7

3.4	GOVERNMENTAL AUTHORIZATION	8

3.5	CAPITALIZATION	8

3.6	AUTHORIZATION, VALIDITY AND ISSUANCE OF SECURITIES	9

3.7	LITIGATION	10

3.8	COMPLIANCE WITH LAWS	10

3.9	NO DEFAULT OR BREACH; CONTRACTUAL OBLIGATIONS	10

3.10	TITLE TO PROPERTIES AND ASSETS	11

3.11	REPORTS; FINANCIAL STATEMENTS; INTERNAL CONTROLS	11

3.12	TAXES	12

3.13	NO MATERIAL ADVERSE CHANGE; ORDINARY COURSE OF BUSINESS	12

3.14	PRIVATE OFFERING	13

3.15	ANTI-TAKEOVER DEVICES	13

3.16	LABOR RELATIONS	14

3.17	EMPLOYEE BENEFIT PLANS	14

3.18	LIABILITIES	15

3.19	INTELLECTUAL PROPERTY	15

3.20	INSURANCE	16

3.21	NETWORK REDUNDANCY AND COMPUTER BACK-UP	17

3.22	PRIVACY OF CUSTOMER INFORMATION	17

3.23	POTENTIAL CONFLICTS OF INTEREST	17

3.24	TRADE RELATIONS	17

3.25	BROKER’S, FINDER’S OR SIMILAR FEES	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		17

4.1	POWER	17

4.2	AUTHORIZATION; NO CONTRAVENTION	17

4.3	GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS	18

4.4	BINDING EFFECT	18

4.5	PURCHASE FOR OWN ACCOUNT	18

4.6	RESTRICTED SECURITIES	19

4.7	BROKER’S, FINDER’S OR SIMILAR FEES	19

4.8	ACCREDITED INVESTOR	19

4.9	RESIDENCY	19

ARTICLE V COVENANTS		19

5.1	PREPARATION OF PROXY STATEMENT	19

5.2	SPECIAL MEETING	20

5.3	FURNISHING OF INFORMATION	20

5.4	LISTING AND RESERVATION OF PURCHASED SHARES AND WARRANT SHARES	20

5.5	NO INTEGRATED OFFERINGS	21

5.6	NOTICE OF BREACHES	21

5.7	FORM D	21

5.8	TRANSFER AGENT INSTRUCTIONS	21

5.9	PRESS RELEASE; FILING OF FORM 8-K	22

5.10	BEST EFFORTS	22

5.11	CONFIDENTIALITY	22

ARTICLE VI CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE		22

6.1	REPRESENTATIONS AND WARRANTIES	23

6.2	COMPLIANCE WITH THIS AGREEMENT	23

6.3	OFFICER’S CERTIFICATE	23

6.4	SECRETARY’S CERTIFICATE	23

6.5	CHIEF FINANCIAL OFFICER’S CERTIFICATE	23

6.6	PURCHASED SECURITIES	24

6.7	INVESTOR RIGHTS AGREEMENT	24

6.8	REGISTRATION RIGHTS AGREEMENT	24

6.9	SERVICES AGREEMENT	24

6.10	AMENDMENTS TO THE EMPLOYMENT AGREEMENTS	24

6.11	OPINION OF COUNSEL	24

6.12	BOARD OF DIRECTORS	24

6.13	NASD	24

6.14	STATUS UPDATE	24

6.15	PREFERRED RIGHTS	24

6.16	NO INJUNCTION	24

6.17	COMMON SHAREHOLDERS’ APPROVAL	25

ARTICLE VII CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE		25

7.1	PAYMENT OF PURCHASE PRICE	25

7.2	INVESTOR RIGHTS AGREEMENT	25

7.3	REGISTRATION RIGHTS AGREEMENT	25

7.4	SERVICES AGREEMENT	25

7.5	AMENDMENTS TO THE EMPLOYMENT AGREEMENTS	25

7.6	REPRESENTATIONS AND WARRANTIES	25

7.7	COMPLIANCE WITH THIS AGREEMENT	25

7.8	BANK LETTER	25

7.9	NO INJUNCTION	26

7.10	COMMON SHAREHOLDERS’ APPROVAL	26

7.11	OBSERVER AGREEMENTS	26

ARTICLE VIII INDEMNIFICATION		26

8.1	INDEMNIFICATION	26

8.2	NOTIFICATION	26

8.3	CONTRIBUTION	27

ARTICLE IX TERMINATION OF AGREEMENT		27

9.1	TERMINATION	28

9.2	SURVIVAL	28

ARTICLE X MISCELLANEOUS		29

10.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	29

10.2	NOTICES	29

10.3	SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES	30

10.4	AMENDMENT AND WAIVER	30

10.5	COUNTERPARTS	30

10.6	HEADINGS	31

10.7	GOVERNING LAW	31

10.8	DISPUTES	31

10.9	SEVERABILITY	31

10.10	RULES OF CONSTRUCTION	32

10.11	ENTIRE AGREEMENT	32

10.12	FEES AND EXPENSES	32

10.13	PUBLIC ANNOUNCEMENTS	32

10.14	FURTHER ASSURANCES	32

STOCK AND WARRANT PURCHASE AGREEMENT

     THIS STOCK AND WARRANT PURCHASE AGREEMENT is dated as of February 23, 2005 (this “Agreement”), by and between Healthaxis Inc., a Pennsylvania corporation (the “Company”) and Tak Investments, Inc., a Delaware corporation (the “Purchaser”).

     WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to the Purchaser (a) 2,222,222 shares (“Purchased Shares”) of common stock of the Company, par value $0.10 per share (the “Common Stock”), (b) a warrant in the form attached hereto as Exhibit A (the “First Warrant”) with put and call features to purchase up to 3,333,333 shares of Common Stock, (c) a warrant in the form attached hereto as Exhibit B (the “Second Warrant”) to purchase up to 1,388,889 shares of Common Stock, and (d) a warrant in the form attached hereto as Exhibit C (the “Third Warrant”) to purchase up to 1,388,889 shares of Common Stock pursuant to Sections 2.1 and 2.2 of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     “Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     “Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

     “Amendments to the Employment Agreements” means the amendments to the Change in Control Employment Agreements of James McLane, John Carradine, J. Brent Webb and Jimmy Taylor.

     “Application” has the meaning set forth in Section 5.4 of this Agreement.

     “Articles of Incorporation” means the Amended and Restated Articles of Incorporation, as amended, of the Company, as in effect on the date hereof.

     “Assets” has the meaning set forth in Section 3.10 of this Agreement.

     “Audited 2003 Financial Statements” has the meaning set forth in Section 3.11 of this Agreement.

     “BCL” means the Pennsylvania Business Corporation Law.

     “Board of Directors” means the Board of Directors of the Company.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

     “Bylaws” means the Second Amended and Restated Bylaws of the Company as in effect on the date hereof.

     “Claims” has the meaning set forth in Section 3.7 of this Agreement.

     “Closing” has the meaning set forth in Section 2.3 of this Agreement.

     “Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

     “Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

     “Common Stock” has the meaning set forth in the recitals to this Agreement.

     “Commonly Controlled Entity” means any entity which is under common control with the Company within the meaning of Code Section 414(b), (c), (m), (o) or (t).

     “Company” has the meaning set forth in the preamble to this Agreement.

     “Company Plans” means each Plan that the Company and each of its Subsidiaries maintains or to which the Company and each of its Subsidiaries contributes.

     “Condition of the Company” means the assets, business, properties, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

     “Confidential Information” has the meaning set forth in Section 5.11 of this Agreement.

     “Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

     “Copyrights” means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

     “Environmental Laws” means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

     “First Warrant” has the meaning set forth in the recitals to this Agreement.

     “Fundamental Transaction” means a merger, consolidation, share exchange, sale of all or substantially all of the Company’s assets or voluntary dissolution of the Company.

     “GAAP” means United States generally accepted accounting principles in effect from time to time.

     “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity, including, without limitation, Nasdaq, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or securities markets, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Indemnified Party” has the meaning set forth in Section 8.1 of this Agreement.

     “Initial Financial Statements” has the meaning set forth in Section 3.11 of this Agreement.

     “Intellectual Property” has the meaning set forth in Section 3.19 of this Agreement.

     “Internet Assets” means any Internet domain names, Internet and world wide web URLs or addresses, and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

     “Investor Rights Agreement” means the Investor Rights Agreement substantially in the form attached hereto as Exhibit D.

     “Irrevocable Transfer Agent Instructions” has the meaning set forth in Section 5.8 of this Agreement.

     “Liabilities” has the meaning set forth in Section 3.18 of this Agreement.

     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, preemptive right, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

     “Losses” has the meaning set forth in Section 8.1 of this Agreement.

     “Material Adverse Effect” means a material adverse effect on the Condition of the Company.

     “Material Contractual Obligations” has the meaning set forth in Section 3.9 of this Agreement.

     “Nasdaq” means the Nasdaq SmallCap Market.

     “Orders” has the meaning set forth in Section 3.2 of this Agreement.

     “Patents” means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

     “Permits” has the meaning set forth in Section 3.8 of this Agreement.

     “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     “Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Commonly Controlled Entity has or in the future could have any direct or indirect, actual or contingent liability.

     “Proposal” has the meaning set forth in Section 5.1 of this Agreement.

     “Proxy Statement” has the meaning set forth in Section 5.1 of this Agreement.

     “Purchased Securities” has the meaning set forth in Section 2.2 of this Agreement.

     “Purchased Shares” has the meaning set forth in the recitals of this Agreement.

     “Purchased Warrants” has the meaning set forth in Section 2.2 of this Agreement.

     “Purchaser” has the meaning set forth in the preamble to this Agreement.

     “Registration Rights Agreement” means the Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

     “Requirement of Law” means, as to any Person, any law, Environmental Law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

     “SEC Reports” has the meaning set forth in Section 3.11 of this Agreement.

     “Second Warrant” has the meaning set forth in the recitals to this Agreement.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

     “Secretary” has the meaning set forth in the Company’s Bylaws.

     “Services Agreement” means an agreement between the Company (or a Subsidiary of the Company) and an entity affiliated with the Purchaser relating to data capture, data center operations and certain related services, substantially in the form attached hereto as Exhibit F.

     “Software” means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company’s pricing models, formulae and algorithms.

     “Special Meeting” has the meaning set forth in Section 2.3 of this Agreement.

     “Stock Equivalents” means any security or obligation which is by its terms convertible into or exchangeable or exercisable for shares of Common Stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock.

     “Subsidiary” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

     “Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

     “Third Warrant” has the meaning set forth in the recitals to this Agreement.

     “Trade Secrets” means any confidential and proprietary information including, but not limited to, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto not generally known in the industry.

     “Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

     “Transaction Documents” means, collectively, this Agreement, the Warrants, the Investor Rights Agreement, the Registration Rights Agreement and the Services Agreement.

     “Unaudited 2004 Financial Statements” has the meaning set forth in Section 3.11 of this Agreement.

     “Warrant Shares” means the shares of Common Stock issuable upon the exercise of any of the Purchased Warrants.

ARTICLE II

PURCHASE AND SALE OF SECURITIES

     2.1 PURCHASE AND SALE OF COMMON STOCK. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, on the Closing Date, the Purchased Shares for $2.25 per share, for an aggregate purchase price of Five Million Dollars ($5,000,000).

     2.2 ISSUANCE OF WARRANTS. Subject to the terms and conditions herein set forth, the Company agrees to issue to the Purchaser, and the Purchaser agrees to accept from the Company, on the Closing Date and for no additional consideration, the First Warrant, the Second Warrant and the Third Warrant (the Warrants being purchased pursuant to this Section 2.2 being referred to herein as the “Purchased Warrants”; and together with the Purchased Shares, the “Purchased Securities”).

     2.3 CLOSING. Unless this Agreement shall have been terminated pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII, the closing of the sale and purchase of the Purchased Securities (the “Closing”) shall take place at the offices of Locke Liddell & Sapp LLP, Dallas, Texas, at 10:00 a.m., local time, within two (2) Business Days of the date of the Special Meeting of the Company’s shareholders (or any postponements or adjournments thereof, the “Special Meeting”), at which the transactions contemplated by this Agreement are considered for approval, or at such other time, place and date that the Company and the Purchaser may agree in writing (the “Closing Date”). On the Closing Date, the Company shall deliver to the Purchaser (a) a certificate or certificates in definitive form and registered in the name of the Purchaser, representing the Purchased Shares, (b) the First Warrant, (c) the Second Warrant and (d) the Third Warrant, against delivery by the Purchaser to the Company of Five Million Dollars ($5,000,000) by wire transfer of immediately available funds.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser on and as of the date hereof and on and as of the Closing Date as follows:

     3.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Except as set forth on Schedule 3.1, the Company has no Subsidiaries. Each of the Company’s Subsidiaries is a corporation, limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of its incorporation or formation (as applicable), with the full requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing as a foreign entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate have or result in a Material Adverse Effect. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents, and otherwise to carry out its obligations hereunder and thereunder.

     3.2 AUTHORIZATION; NO CONTRAVENTION. Except for the shareholder approval contemplated to be sought at the Special Meeting, the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary corporate action of the Company, including all actions, consents and approvals, if any, required by the Company’s Board of Directors and/or shareholders; (b) do not contravene the terms of the Articles of Incorporation or the Bylaws or the organizational documents of any of the Subsidiaries; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries or any Requirement of Law applicable to the Company or any of its Subsidiaries; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Company or any of its Subsidiaries, except where a waiver has been obtained for any such conflict or violation, the period of time following the delivery of notices necessary to avoid any such conflict or violation has elapsed, or any such conflict, violation, breach, default or contravention has not resulted or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. The Board of Directors of the Company approved the Transaction Documents and the transactions contemplated hereby and thereby.

     3.3 BINDING EFFECT. This Agreement has been duly executed and delivered by the Company, and upon execution and delivery at the Closing of the other Transaction Documents, all such agreements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity), and except that rights to indemnification and contribution may be limited by federal or state securities laws or public policy relating thereto.

     3.4 GOVERNMENTAL AUTHORIZATION. Except as set forth on a Schedule 3.4, neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority in connection with the Company’s execution, delivery and performance of the Transaction Documents, other than: (i) the filing of a preliminary proxy statement and a definitive proxy statement with the Commission (and such other disclosure filings with the Commission as shall be necessary or advisable), (ii) the Application(s) or any letter(s) acceptable to Nasdaq for the listing or quoting of the Purchased Shares and Warrant Shares with Nasdaq (and with any other national securities exchange or market on which the Common Stock is then traded, listed or quoted), (iii) the filing of a Form D with the Commission and any filings, notices or registrations under applicable state securities laws and (iv) the filing of one or more registration statements with the Commission, which are required to be filed in accordance with the time periods set forth in the Registration Rights Agreement.

     3.5 CAPITALIZATION. (a) As of the date hereof, the authorized and issued capital stock of the Company and each of its Subsidiaries, and the Company’s ownership interest in each Subsidiary, is as set forth in Schedule 3.5(a). All of such outstanding shares of capital stock have been, or upon issuance will be, duly authorized and validly issued, fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act, or pursuant to valid exemptions therefrom. Except as disclosed in Schedule 3.5(a), in the Articles of Incorporation or in the Transaction Documents: (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens, claims or encumbrances suffered or permitted by the Company, nor is any holder of the Company’s capital stock entitled to preemptive, right of first refusal or similar rights arising out of any agreement or understanding with the Company, (ii) as of the date of this Agreement, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of any of the Company or its Subsidiaries or options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company (provided, that the Company may grant additional options to its employees or directors in the ordinary course of business between the date hereof and the Closing Date pursuant to a plan in existence on the date of this Agreement), (iii) there are no outstanding debt securities, or other form of material debt of the Company or any of its Subsidiaries, (iv) there are no contracts, commitments, understandings, agreements or arrangements under which the Company or any of its Subsidiaries is required to register the sale of any of their securities under the Securities Act, (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings, agreements or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Purchased Warrants or the Warrant Shares, (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements, or any similar plan or agreement and (viii) as of the date of this Agreement, except as set forth in filings made with the Commission, to the Company’s and each of its Subsidiaries’ knowledge, no Person (as defined below) or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) or has the right to acquire by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the Common Stock. Any Person with any right to purchase securities of the Company that would be triggered as a result of the transactions contemplated hereby or by any of the other Transaction Documents has waived such rights or the time for the exercise of such rights has passed, except where failure of the Company to receive such waiver would not have a Material Adverse Effect. Except as set forth on Schedule 3.5, there are no options, warrants or other outstanding securities of the Company (including, without limitation, any equity securities issued pursuant to any Company Plan) the vesting of which will be accelerated by the transactions contemplated hereby or by any of the other Transaction Documents. Except as set forth in Schedule 3.5(a) and in the Amendments to the Employment Agreements, none of the transactions contemplated by this Agreement or by any of the other Transaction Documents shall cause, directly or indirectly, the acceleration of vesting of any options issued pursuant to the Company’s 2000 Stock Option Plan.

          (b)Schedule 3.5(b) sets forth, as of the Closing Date, a true and complete list of (x) each of the Subsidiaries of the Company and (y) the aggregate number of authorized and issued shares of capital stock or other unit of equity of such Subsidiary. The Company directly or indirectly owns all of the issued and outstanding capital stock or other units of equity of the Subsidiaries, free and clear of all Liens. All of such shares of capital stock or other units of equity are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws. There are no options, warrants, conversion privileges, subscription or purchase rights or other rights currently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for such shares or proprietary interest.

     3.6 AUTHORIZATION, VALIDITY AND ISSUANCE OF SECURITIES. The Purchased Securities are duly authorized, and when issued and sold to the Purchaser after payment therefor, will be validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all other Liens other than those created by the Transaction Documents. The Warrant Shares have been duly reserved for issuance upon exercise of the respective Warrants and, when issued in compliance with the provisions of the respective Warrants, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights and will be free and clear of all other Liens other than those created by the Transaction Documents.

     3.7 LITIGATION. Except as set forth on Schedule 3.7, there are no actions, suits, proceedings, claims (including, without limitation, claims involving the prior employment of any of the Company’s or any of its Subsidiaries’ employees, their use in connection with the Company’s or any of its Subsidiaries’ business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers), complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect nor is the Company or any of its Subsidiaries aware that there is any basis for any of the foregoing that could reasonably be expected to have a Material Adverse Effect. No Order has been issued by any court or other Governmental Authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

     3.8 COMPLIANCE WITH LAWS. (a) The Company and each of its Subsidiaries is in compliance with all Requirements of Law and all Orders issued by any court or Governmental Authority against the Company and each of its Subsidiaries, except where the failure to be in such compliance would not reasonably be expected to result in a Material Adverse Effect.

          (b) The Company and each of its Subsidiaries have all material licenses, permits and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for the conduct of the business of the Company and each of its Subsidiaries, except where the failure to have any such Permit would not reasonably be expected to result in a Material Adverse Effect. Such Permits are in full force and effect, and no violations are or have been recorded in respect of any Permit, except where the failure of such Permit to be in full force and effect would not reasonably be expected to result in a Material Adverse Effect, and except where any violation in respect of any Permit would not reasonably be expected to result in a Material Adverse Effect.

          (c) Since January 1, 2004, no delisting proceedings have been initiated or threatened against the Company with respect to the listing of shares of Common Stock on Nasdaq, and the Company has no knowledge of any reason that any such proceedings could reasonably be commenced against the Company.

     3.9 NO DEFAULT OR BREACH; CONTRACTUAL OBLIGATIONS. Except as set forth on Schedule 3.9, the Company and each of its Subsidiaries has paid in full or accrued all amounts due under all of the Contractual Obligations filed as exhibits or described in the SEC Reports or which are otherwise material to the Condition of the Company (collectively, the “Material Contractual Obligations”) and has satisfied in full or provided for all of its liabilities and obligations thereunder. Neither the Company nor any of its Subsidiaries has received notice of a default or is in default under, or with respect to, any Material Contractual Obligation nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for such defaults that would not have a Material Adverse Effect. To the Company’s knowledge, no other party to any such Material Contractual Obligation is in default thereunder, nor to the Company’s knowledge does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder, except for such defaults that would not have a Material Adverse Effect. All agreements to which the Company or any of its Subsidiaries is a party or by which the property or any assets of the Company or any Subsidiary is bound which are required to be filed as exhibits to the SEC Reports have been filed as exhibits to the relevant SEC Reports as required and neither the Company nor any Subsidiary is in breach of any such agreement, except for such breaches that would not have a Material Adverse Effect.

     3.10 TITLE TO PROPERTIES AND ASSETS. Except as set forth in Schedule 3.10, the Company and each of its Subsidiaries holds interests as lessee under leases in full force and effect in, all real property used in connection with its business or otherwise owned or leased by it. The Company and each of its Subsidiaries owns and has good, valid, and marketable title to all of the material properties and assets currently used in its business and reflected as owned on the Initial Financial Statements or so described in any Schedule hereto (collectively, the “Assets”), in each case free and clear of all Liens, except for Liens specifically described on the notes to the Initial Financial Statements.

     3.11 REPORTS; FINANCIAL STATEMENTS; INTERNAL CONTROLS. (a) The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. Since January 1, 2003, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including pursuant to Sections 13, 14 or 15(d) thereof (the foregoing materials and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. All of the SEC Reports, other than the Company’s annual reports to shareholders, are available on the SEC’s website at www.sec.gov. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder (except that the Company’s Form 10-K for the year ended December 31, 2003 identifies as exhibits more “Material Contracts” than are required to be so identified in accordance with the applicable provisions of the Exchange Act), and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The audited consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations, cash flow and shareholders’ equity, together with the notes thereto) for the fiscal year ended December 31, 2003 set forth in the SEC Reports which contains the unqualified report of Ernst & Young LLP (the “Audited 2003 Financial Statements”) and the unaudited consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations) for the fiscal quarter ended September 30, 2004 set forth in the SEC Reports, the eleven-month period ended November 30, 2004 (the “Unaudited 2004 Financial Statements” and, together with the Audited 2003 Financial Statements, the “Initial Financial Statements”) are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the Unaudited 2004 Financial Statements do not in all cases contain footnotes or normal year-end adjustments. Except as may be otherwise specified in the Initial Financial Statements or the notes thereto, the Initial Financial Statements fairly present in all material respects the financial condition, operating results and cash flows of the Company and its Subsidiaries as of the respective dates and for the respective periods indicated in accordance with GAAP, except that the Unaudited 2004 Financial Statements do not contain footnotes or normal year-end adjustments.

          (c) The accounts, books and records of the Company have recorded therein in all material respects the results of operations and the assets and liabilities of the Company and each of its Subsidiaries, required to be reflected under GAAP. The Company maintains a system of accounting and internal controls sufficient in all material respects to provide reasonable assurances that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular internals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, and there is no fraud, whether or not material, that involves management or, to the knowledge of the Company, other employees who have a significant role in the Company’s internal controls and the Company has provided to the Purchaser copies of any written materials relating to the foregoing.

     3.12 TAXES. Except as set forth in Schedule 3.12, (a) The Company and each of its Subsidiaries has paid all material Taxes which have come due and are required to be paid by it through the date hereof (taking into account all applicable extensions), and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, other than Taxes being disputed by the Company and each of its Subsidiaries in good faith for which adequate reserves have been made in accordance with GAAP; (b) the Company and each of its Subsidiaries has timely filed or caused to be filed all returns for Taxes that it is required to file on and through the date hereof (taking into account all applicable extensions), and all such Tax returns are accurate and complete in all material respects; (c) with respect to all Tax returns of the Company and each of its Subsidiaries, (i) to the knowledge of the Company, there is no unassessed Tax deficiency proposed or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) all provisions for Tax liabilities of the Company and each of its Subsidiaries with respect to the Audited 2003 Financial Statements have been made in accordance with GAAP consistently applied; and (e) there are no Liens for Taxes on the assets of either the Company or any of its Subsidiaries.

     3.13 NO MATERIAL ADVERSE CHANGE; ORDINARY COURSE OF BUSINESS. Except as set forth in the SEC Reports filed prior to the date hereof or as contemplated by the Transaction Documents or as set forth in the Initial Financial

Statements or the schedules hereto, (a) there has not been any material adverse change in the Condition of the Company that is inconsistent with the Company’s forecasted 2004 and 2005 operating results as previously provided to Purchaser, (b) since December 31, 2003, the Company and each of its Subsidiaries has not participated in any transaction material to the Condition of the Company which is outside the ordinary course of business, (c) since December 31, 2003, the Company and each of its Subsidiaries has not increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business, (d) since December 31, 2003, the Company and each of its Subsidiaries has not created or assumed any Lien on a material asset of the Company or any of its Subsidiaries, and (e) since December 31, 2003, there has not occurred a material change in the Company’s or any of its Subsidiaries’ accounting principles or practice except as required by reason of a change in GAAP.

     3.14 PRIVATE OFFERING. Except as contemplated by the Transaction Documents, the Company and, to the knowledge of the Company, all Persons acting on its behalf have not (i) made, directly or indirectly, and will not make, offers or sales of any securities or solicited, and will not solicit, any offers to buy any security under circumstances that would require registration of the Purchased Shares, the Warrants or the Warrant Shares, (ii) distributed any offering materials in connection with the offering and sale of the Purchased Shares or the Warrants, other than the SEC Reports referenced below, notices regarding this transaction to Persons with contractual rights of first offer, and the Transaction Documents (including all exhibits and schedules thereto), or (iii) solicited any offer to buy or sell the Purchased Shares or the Warrants by means of any form of general solicitation or advertising (as those terms are used in Rule 502(c) of Regulation D under the Exchange Act) in a manner which would require registration under the Securities Act. The offer, issuance and sale of the Purchased Shares, the Warrants and the Warrant Shares to the Purchaser will not be integrated with any other offer, sale and issuance of the Company’s securities (past or current) in violation of the Securities Act or any regulations of any exchange or automated quotation system on which any of the securities of the Company are listed, quoted or designated or for purposes of any shareholder approval provision applicable to the Company or its securities. Subject to the accuracy and completeness of the representations and warranties of the Purchaser contained in Article IV hereof, the Company’s offer, issuance and sale to the Purchaser of the Purchased Stock, the Warrants and the Warrant Shares is exempt from the registration requirements of the Securities Act.

     3.15 ANTI-TAKEOVER DEVICES. Neither the Company nor any of its Subsidiaries has any outstanding shareholder rights plan or “poison pill” or any similar arrangement. There are no provisions of any anti-takeover or business combination statute applicable to corporations organized under the BCL, the Articles of Incorporation and the Bylaws which would preclude the issuance and sale of the Purchased Shares and Warrants, the reservation for issuance of the Warrant Shares and the consummation of the other transactions contemplated by this Agreement or any of the other Transaction Documents. Any future transactions unrelated to the issue and sale of the Purchased Shares and Warrants or other transactions contemplated by this Agreement or any of the other Transaction Documents, in which the Purchaser would (i) vote on a Fundamental Transaction, (ii) transfer their shares of Purchased Shares or the Warrant Shares to a third party or (iii) participate as a party to a Fundamental Transaction, would not cause the Purchaser, purchasers of shares from the Purchaser or parties to such a Fundamental Transaction to be subject to the Control Transactions provisions (Subchapter E of Chapter 25 of the BCL), Control-Share Acquisitions provisions (Subchapter G of Chapter 25 of the BCL), the Disgorgement provisions (Subchapter H of Chapter 25 of the BCL), the Severance Compensation provisions (Subchapter I of Chapter 25 of the BCL) or the Business Combination Transaction - Labor Contracts provisions (Subchapter J of Chapter 25 of the BCL) of the BCL. The Purchaser would be permitted to vote under Section 2538(a) of the BCL on a future Fundamental Change unless at least a majority of the incumbent directors (as defined in the last sentence of Article 10 of the Company’s Articles of Incorporation) shall determine that Section 2538(a) of the BCL shall be inapplicable to the Company by virtue of Section 2538(b) of the BCL. In addition, the Company shall not at any time in the future be prohibited from engaging in a business combination (as such term is defined in Section 2554 of the BCL) with the Purchaser or the Purchaser’s Affiliates, provided, that (1) on the Closing Date the Purchaser is not an interested shareholder (as such term is defined in Section 2553 of the BCL) by virtue of its being the beneficial owner (as such term is defined in Section 2552 of the BCL) of any securities of the Company other than the Purchased Shares, Warrants and/or the Warrant Shares, and (2) on the Purchaser’s share acquisition date (as such term is defined in Section 2552 the BCL) the Purchaser is not or was not the beneficial owner (as such term is defined in Section 2552 of the BCL) of any securities of the Company other than the Purchased Shares, Warrants and/or the Warrant Shares. The foregoing representation assumes that Chapter 25 of the BCL is not amended in any fashion, after the date hereof, applicable to the transactions contemplated by this Agreement or any of the other Transaction Documents.

     3.16 LABOR RELATIONS. Except as could not reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; (b) there is no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or contract.

     3.17 EMPLOYEE BENEFIT PLANS. (a) Schedule 3.17 sets forth a complete list of all Company Plans. The SEC Reports disclose or describe each Company Plan that is required to be disclosed or described in such SEC Reports pursuant to the Exchange Act and the Securities Act. The Company and each of its Subsidiaries has no liability under any Plans other than the Company Plans. Except as disclosed in the SEC Reports, neither the Company, its Subsidiaries nor any Commonly Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, or may have any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code or any “multiple employer plan” within the meaning of the Code or ERISA. Each Company Plan (and related trust, insurance contract or fund) has been established and administered in all material respects in accordance with its terms, and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code and other applicable Requirements of Law.

          (b) No Claim with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending.

          (c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; and each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

          (d) Except as set forth on Schedule 3.17, the consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an “excess parachute payment” under Section 280G of the Code.

          (e) All material unfunded obligations under any Company Plan which are required to be reflected on the Initial Financial Statements in accordance with GAAP have been reflected on the Initial Financial Statements.

     3.18 LIABILITIES. Each direct or indirect obligation or liability of the Company and its Subsidiaries (the “Liabilities”) required by GAAP to be reflected or reserved against on the Initial Financial Statements is fully and adequately presented therein. The Company and each of its Subsidiaries have not incurred any Liabilities since November 30, 2004, except in the ordinary course of business or where such Liability would not reasonably be expected to result in a Material Adverse Effect.

     3.19 INTELLECTUAL PROPERTY. (a) (i) Except as set forth in Schedule 3.19, the Company and each of its Subsidiaries is the owner of all, or has a license under all of, the material Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, “Intellectual Property”) that are used in connection with its business as presently conducted, free and clear of all Liens.

               (ii) None of the Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

               (iii) The Company and each of its Subsidiaries has substantially performed all material obligations imposed upon it under any material license, material sublicenses, material distribution agreement or other material agreement relating to any Intellectual Property not owned by the Company or any of its Subsidiaries, and is not, nor to the knowledge of the Company, is any other party thereto, in material breach of any material terms or default of any material terms thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All such Intellectual Property licenses are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Closing except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

               (iv) Except as set forth in Schedule 3.19 and except as disclosed in the SEC Reports, to the knowledge of the Company, none of the Intellectual

Property currently sold or licensed by the Company or any of its Subsidiaries to any Person, or, to the knowledge of the Company, used by or licensed to the Company or any of its Subsidiaries by any Person, infringes in any material respect upon or otherwise violates in any material respect any Intellectual Property rights of others, and the Company has no reason to believe otherwise.

               (v) Except as disclosed in the SEC Reports, no litigation is pending and, to the knowledge of the Company, no Claim has been made against the Company or any of its Subsidiaries or, to the knowledge of the Company, is threatened, contesting the right of the Company or any of its Subsidiaries to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company or any of its Subsidiaries.

          (b) Except as disclosed in the SEC Reports, to the knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of its Subsidiaries.

          (c) No former employer of any employee of the Company or any of its Subsidiaries, and no client of any consultant of the Company or any of its Subsidiaries, has made a claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

          (d) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any employment agreement, confidentiality agreement, patent assignment or invention disclosure agreement or other contract or agreement setting forth the terms of employment of such employee with the Company or any of its Subsidiaries or any prior employer.

          (e) To the knowledge of the Company, none of the material Trade Secrets of the Company, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than employees, representatives and agents of the Company or any of its Subsidiaries or to other Persons who have executed appropriate nondisclosure agreements, except as required pursuant to the filing of a patent application by the Company or any of its Subsidiaries.

          (f) All present key employees of the Company and each of its Subsidiaries have executed and delivered invention agreements with the Company and each of its Subsidiaries, and are obligated under the terms thereof to assign all inventions made by them during the course of employment to the Company and each of its Subsidiaries. No such employee or present consultant of the Company or any of its Subsidiaries has excluded works or inventions used by the Company but made prior to his employment with, or work for, the Company or any of its Subsidiaries from his assignment of inventions pursuant to such proprietary invention agreements.

     3.20 INSURANCE. Schedule 3.20 sets forth a complete and correct list of all insurance coverage carried by the Company and each of its Subsidiaries, including for each policy the type and scope of coverage, the carrier and the amount of coverage.

     3.21 NETWORK REDUNDANCY AND COMPUTER BACK-UP. Except as could not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has made back-ups of all material computer Software and databases utilized by it and maintain such Software and databases at a secure off-site location.

     3.22 PRIVACY OF CUSTOMER INFORMATION. Neither the Company nor any of its Subsidiaries uses any of the customer information it receives through its website or otherwise in a manner violative in any material respect of the Company’s or any of its Subsidiaries’ privacy policy or the privacy rights of its customers under applicable law.

     3.23 POTENTIAL CONFLICTS OF INTEREST. Except as disclosed in the SEC Reports or as set forth on Schedule 3.23, to the knowledge of the Company, no officer or director of the Company, no shareholder beneficially owning in excess of five percent of the outstanding Common Stock, and no spouse of any such officer or director (a) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; or (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property material to the conduct of the business of the Company or its Subsidiaries.

     3.24 TRADE RELATIONS. Except as set forth in Schedule 3.24, there exists no actual or, to the knowledge of the Company or any of its Subsidiaries, threatened termination, cancellation or limitation of, or any adverse change in, the business relationship of the Company or any of its Subsidiaries with any customer or supplier or any group of customers or suppliers whose purchases or inventories provided to the Company’s and each of its Subsidiaries’ business are individually or in the aggregate material to the Condition of the Company.

     3.25 BROKER’S, FINDER’S OR SIMILAR FEES. Except as set forth on Schedule 3.25, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Company on and as of the date hereof and on and as of the Closing Date as follows:

     4.1 POWER. The Purchaser has the requisite authority to execute, deliver and perform the Purchaser’s obligations under this Agreement and each of the other Transaction Documents.

     4.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby,

(a) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of the Purchaser or any Requirement of Law applicable to the Purchaser and (b) do not violate any Orders of any Governmental Authority against, or binding upon, the Purchaser.

     4.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except as set forth on Schedule 4.3, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

     4.4 BINDING EFFECT. This Agreement has been duly executed and delivered by the Purchaser and upon execution and delivery at the Closing of the other Transaction Documents, all such agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity), and except that rights to indemnification and contribution may be limited by federal or state securities laws or public policy relating thereto.

     4.5 PURCHASE FOR OWN ACCOUNT. The Purchased Securities to be acquired by the Purchaser pursuant to this Agreement are being, and the Warrant Shares to be acquired upon exercise of the Warrants will be, acquired for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Purchased Securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction. The Purchaser understands and agrees that such Purchased Securities have not been, and the Warrant Shares will not be, registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; and that the Purchased Securities and the Warrant Shares cannot be sold, transferred or otherwise disposed of except in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect. The Purchaser agrees to the imprinting of a legend on certificates representing all of its Purchased Securities to the following effect:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

     4.6 RESTRICTED SECURITIES. The Purchaser understands that the Purchased Securities and the Warrant Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on the Purchaser’s representations set forth herein.

     4.7 BROKER’S, FINDER’S OR SIMILAR FEES. Except as set forth on Schedule 4.7, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

     4.8 ACCREDITED INVESTOR. The Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

     4.9 RESIDENCY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The principal place of business of the Purchaser is within the State of Maryland.

ARTICLE V

COVENANTS

     5.1 PREPARATION OF PROXY STATEMENT. As promptly as practicable after the date of this Agreement, the Company shall prepare a proxy statement (the “Proxy Statement”), reasonably satisfactory to the Purchaser and its special counsel, soliciting the approval of the Company’s common shareholders of the Transaction Documents (other than the Services Agreement) and the transactions contemplated thereby (the “Proposal”). The draft of such preliminary Proxy Statement shall be provided to the Purchaser and special counsel to the Purchaser for their review no later than ten (10) Business Days following the date hereof and prior to the filing of the preliminary Proxy Statement with the Commission. The Purchaser or the Purchaser’s special counsel shall provide any comments in writing to counsel to the Company, Locke Liddell & Sapp LLP, no later than four (4) Business Days after receipt of such draft of the preliminary Proxy Statement (all comments to the Proxy Statement provided by the Purchaser or the Purchaser’s special counsel shall be in the form of word for word proposed revisions and not general suggestions). The Company shall file with the Commission the preliminary Proxy Statement no later than five (5) Business Days following the date of the Company’s receipt of Purchaser’s or Purchaser’s special counsel’s comments thereto. The Company shall cause the Proxy Statement to comply with the rules and regulations promulgated by the Commission, and shall use its best efforts to respond promptly to any comments of the Commission or its staff, such responses to be reasonably satisfactory to the Purchaser and its special counsel. Prior to responding to any comments of the Commission on such proxy materials, the Company shall furnish to the Purchaser and special counsel to the Purchaser a copy of any correspondence from the Commission relating to the proxy statement and the proposed response to the Commission’s comments and provide the Purchaser and special counsel to the Purchaser with the opportunity to review and comment on such proposed response to the Commission. The Company will use diligent efforts to cause the definitive Proxy Statement to be mailed to its shareholders as promptly as practicable after filing with the Commission.

     5.2 SPECIAL MEETING. The Company will hold the Special Meeting, at which the Company’s common shareholders shall consider the Proposal for approval, as promptly as reasonably possible following the mailing of the Proxy Statement. Subject to its fiduciary duties, the Board shall recommend to the Company’s common shareholders (and not revoke or amend such recommendation) that the common shareholders vote in favor of the approval of the Proposal and shall cause the Company to take all commercially reasonable action to solicit the approval of the common shareholders for the approval of the Proposal. Whether or not the Company’s Board determines at any time after the date hereof that, due to its fiduciary duties, it must revoke or amend its recommendation to the Company’s common shareholders, the Company shall be required to, and will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene the Special Meeting as promptly as practicable, to consider and vote upon the approval of the Proposal.

     5.3 FURNISHING OF INFORMATION. As long as the Purchaser owns the Purchased Shares, the Warrants or the Warrant Shares, the Company will timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Closing Date pursuant to Section 13, 14 or 15(d) of the Exchange Act. As long as the Purchaser owns the Purchased Shares, the Warrants or the Warrant Shares, if the Company is not required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act, annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act, as well as any other information required thereby, in the time period that such filings would have been required to have been made under the Exchange Act. The Company also agrees that prior to and during the Effectiveness Period (as defined in the Registration Rights Agreement) it will make available or give to the Purchaser all notices and other information made available or given to the common shareholders and preferred shareholders of the Company generally, contemporaneously with the making available or giving thereof to the common shareholders and the preferred shareholders. Subject to the terms of the Transaction Documents, the Company further covenants that it will take such further action as the Purchaser may reasonably request, all to the extent required from time to time to enable the Purchaser to sell the Purchased Shares, the Warrants or the Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act. Upon the request of the Purchaser, the Company shall deliver to the Purchaser a written certification of a duly authorized officer as to whether it has complied with such requirements.

     5.4 LISTING AND RESERVATION OF PURCHASED SHARES AND WARRANT SHARES.

          (a) The Company shall (i) not later than ten (10) business days after the Closing Date prepare and file with Nasdaq (as well as any other national securities exchange or market on which the Common Stock is then listed) a Notification Form: Listing of Additional Shares or such other listing applications or letters acceptable to Nasdaq covering a number of shares of Common Stock equal to the number of Purchased Shares plus the maximum number of Warrant Shares (the “Application”), (ii) take all steps necessary to cause the Application to be accepted by Nasdaq (as well as on any other national securities exchange or market on which the Common Stock is then listed) as soon as possible thereafter, (iii) so long as any shares of Common Stock shall be so listed, shall not revoke the Application, and (iv) upon request, provide to the Purchaser evidence of the Application as accepted by Nasdaq. Prior to the effectiveness of any registration statement filed to register the resale of the Purchased Shares and the Warrant Shares, at the request of the Purchaser, the Company shall promptly provide to the Purchaser copies of any notices it receives from Nasdaq regarding the continued eligibility of the Common Stock for listing on such automated quotation system. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.4(a).

          (b) The Company at all times shall reserve a sufficient number of shares of its authorized but unissued Common Stock to provide for the maximum number of Warrant Shares. If at any time the number of shares of Common Stock authorized and reserved for issuance is insufficient to cover all of the Warrant Shares issued and issuable upon exercise of the Warrants, the Company will promptly take all corporate action necessary to authorize and reserve all such shares, including, without limitation, calling a special meeting to authorize additional shares to meet the Company’s obligations under this Section 5.4(b), in the case of an insufficient number of authorized shares, and using best efforts to obtain shareholder approval of an increase in such authorized number of shares and taking actions pursuant to Section 3(b) of the Registration Rights Agreement.

     5.5 NO INTEGRATED OFFERINGS. The Company shall not make any offers or sales of any security (other than the Purchased Shares, the Warrants and the Warrant Shares being offered or sold hereunder) under circumstances that would require registration of the Purchased Shares, the Warrants and the Warrant Shares being offered or sold hereunder under the Securities Act.

     5.6 NOTICE OF BREACHES. The Company and the Purchaser shall give prompt written notice to the other of any breach by it of any representation, warranty or other agreement contained in the Transaction Documents, as well as any events or occurrences arising after the date hereof and prior to the Closing Date, which would reasonably be likely to cause any representation or warranty or other agreement of such party, as the case may be, contained herein to be incorrect or breached as of the Closing Date. However, no disclosure by either party pursuant to this Section 5.6 shall be deemed to cure any breach of any representation, warranty or other agreement contained in the Transaction Documents.

     5.7 FORM D. The Company agrees to file a Form D with respect to the Purchased Securities as required by Rule 506 under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing.

     5.8 TRANSFER AGENT INSTRUCTIONS. On the Closing Date the Company shall issue irrevocable instructions to its transfer agent (and shall issue to any subsequent transfer agent as required), to issue certificates, registered in the name of the Purchaser or its nominee(s), for the Purchased Shares and the Warrant Shares in such amounts as specified from time to time by the Purchaser to the Company in a form acceptable to the Purchaser (the “Irrevocable Transfer Agent Instructions”). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5.8, prior to registration of the Purchased Shares and the Warrant Shares under the Securities Act, will be given by the Company to its transfer agent, unless the transfer agent requires additional instructions to carry out the purposes of the Irrevocable Transfer Agent Instructions, and that the

Purchased Shares and the Warrant Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in the Transaction Documents. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchaser by violating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5.8 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5.8, that the Purchaser shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer without the necessity of showing economic loss and without any bond or other security being required.

     5.9 PRESS RELEASE; FILING OF FORM 8-K. Subject to the provisions of Section 5.11 hereof, prior to the opening of Nasdaq on the first Business Day following the date of this Agreement, the Company shall issue a press release disclosing the transaction contemplated hereby in form and substance acceptable to the Purchaser. On or before the fourth Business Day following the date of execution of this Agreement, the Company shall file a Current Report on Form 8-K with the Commission describing the terms of the transactions contemplated by the Transaction Documents in the form provided by the Exchange Act.

     5.10 BEST EFFORTS. Each of the parties hereto shall use its best efforts to satisfy each of the conditions to be satisfied by it as provided in Articles VI and VII of this Agreement.

     5.11 CONFIDENTIALITY. Each party agrees that it will not disclose and it will cause its officers, directors, employees, representatives, agents, and advisers not to disclose, any Confidential Information (as hereinafter defined) with respect to the other party furnished, at any time or in any manner, provided that (i) any disclosure of such information may be made to which the Company and Purchaser consent in writing; and (ii) such information may be disclosed if so required by law or regulatory authority. “Confidential Information” means information or knowledge obtained in any due diligence or other investigation relating to the negotiation and execution of this Agreement, information relating to the terms of the transactions contemplated hereby and any information identified as confidential in writing from one party to the other; provided, however, that “Confidential Information” shall not include information or knowledge that (a) becomes generally available to the public absent any breach of this Section 5.11, (b) was available on a non-confidential basis to a party prior to its disclosure pursuant to this Agreement, or (c) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential. In the event of the termination of this Agreement, each party will promptly return all documents, contracts, records, or properties to the other party and destroy all copies of such Confidential Information.

ARTICLE VI

CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE

     The obligation of the Purchaser to purchase the Purchased Securities, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchaser of the following conditions on or before the Closing Date.

     6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Article III hereof shall be true and correct in all respects, at and on the Closing Date as if made at and on such date, except where any inaccuracy in such representations and warranties would not have a Material Adverse Effect, provided, however, that representations and warranties of the Company contained in Article III hereof and made with respect to the Initial Financial Statements shall be made with respect to the Closing Financial Statements (as defined in Section 6.5 below) at and on the Closing Date.

     6.2 COMPLIANCE WITH THIS AGREEMENT. The Company shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Company on or before the Closing Date.

     6.3 OFFICER’S CERTIFICATE. The Purchaser shall have received a certificate from the Company, in form and substance satisfactory to the Purchaser, dated the Closing Date, and signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying as to the matters set forth in Section 6.1 and 6.2.

     6.4 SECRETARY’S CERTIFICATE. The Purchaser shall have received a certificate from the Company, in form and substance satisfactory to the Purchaser, dated the Closing Date and signed by the Secretary of the Company, certifying (a) that the Company is in good standing in the Commonwealth of Pennsylvania, (b) that the attached copies of the Articles of Incorporation, the Bylaws, resolutions of the Board of Directors approving this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (c) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, each other Transaction Document and any other document delivered in connection herewith on behalf of the Company.

     6.5 CHIEF FINANCIAL OFFICER’S CERTIFICATE. The Purchaser shall have received a certificate from the Company, in form and substance satisfactory to the Purchaser, dated the Closing Date and signed by the Chief Financial Officer of the Company, certifying that (a) the audited consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations, cash flow and shareholders’ equity, together with the notes thereto) for the fiscal year ended December 31, 2004 set forth in the SEC Reports which contains the unqualified report of the Company’s independent certified public accountants (the “Audited 2004 Financial Statements”) and the unaudited consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations) for the most recently completed monthly portion of calendar year 2005 for which financial statements are available (the “Unaudited 2005 Financial Statements” and together with the Audited 2004 Financial Statements, the “Closing Financial Statements”) are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the Unaudited 2005 Financial Statements do not contain footnotes or normal year-end adjustments, and (b) the Closing Financial Statements fairly present in all material respects the financial condition, operating results and cash flows of the

Company and its Subsidiaries as of the respective dates and for the respective periods indicated in accordance with GAAP, except that the Unaudited 2005 Financial Statements do not contain footnotes or normal year-end adjustments.

     6.6 PURCHASED SECURITIES. The Company shall have delivered to the Purchaser (i) certificates in definitive form representing the Purchased Shares, registered in the name of the Purchaser and (ii) each of the Warrants, duly executed by the Company.

     6.7 INVESTOR RIGHTS AGREEMENT. The Company shall have duly executed and delivered the Investor Rights Agreement.

     6.8 REGISTRATION RIGHTS AGREEMENT. The Company shall have duly executed and delivered the Registration Rights Agreement.

     6.9 SERVICES AGREEMENT. The Company shall have duly executed and delivered the Services Agreement.

     6.10 AMENDMENTS TO THE EMPLOYMENT AGREEMENTS. The Company and each officer who is a party to a Change in Control Employment Agreement shall have duly executed and delivered the Amendments to the Employment Agreements; provided, however, that if any of Messrs. McLane, Carradine, Webb or Taylor are not employed by the Company at the Closing Date, such person shall not execute an amendment to his Change in Control Employment Agreement.

     6.11 OPINION OF COUNSEL. The Purchaser shall have received an opinion of Locke Liddell & Sapp LLP, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit G.

     6.12 BOARD OF DIRECTORS. The Board of Directors shall have appointed two individuals designated by the Purchaser to the Board of Directors of the Company, as contemplated by the Investor Rights Agreement.

     6.13 NASD. The Purchased Shares and Warrant Shares shall not have been rejected for quotation on the Nasdaq SmallCap Market.

     6.14 STATUS UPDATE. The Company shall have provided the Purchaser a written status update relating to any potential acquisitions contemplated by the Board of Directors

     6.15 PREFERRED RIGHTS. The rights of the preferred shareholders of the Company with respect to their right of first refusal relating to the transactions contemplated by this Agreement and the other Transaction Documents shall have been waived in writing or the time to exercise such rights shall have elapsed.

     6.16 NO INJUNCTION. No Order shall have been enacted, entered, promulgated or endorsed by any court or Governmental Authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

     6.17 COMMON SHAREHOLDERS’ APPROVAL. The Proposal shall have been approved by the Company’s common shareholders.

ARTICLE VII

CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

     The obligation of the Company to issue and sell the Purchased Securities and the obligations of the Company to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

     7.1 PAYMENT OF PURCHASE PRICE. The Purchaser shall have paid, by wire transfer, the aggregate purchase price for the Purchased Securities to be purchased by the Purchaser.

     7.2 INVESTOR RIGHTS AGREEMENT. The Purchaser shall have duly executed and delivered the Investor Rights Agreement.

     7.3 REGISTRATION RIGHTS AGREEMENT. The Purchaser shall have duly executed and delivered the Registration Rights Agreement.

     7.4 SERVICES AGREEMENT. The Purchaser shall have duly executed and delivered the Services Agreement.

     7.5 AMENDMENTS TO THE EMPLOYMENT AGREEMENTS. The Company and each officer who is a party to a Change in Control Employment Agreement shall have duly executed and delivered the Amendments to the Employment Agreements; provided, however, that if any of Messrs. McLane, Carradine, Webb or Taylor are not employed by the Company at the Closing Date, such person shall not execute an amendment to his Change in Control Employment Agreement.

     7.6 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in Article IV hereof shall be true and correct at and on the Closing Date as if made at and on such date, except where any inaccuracy in such representations and warranties would not have a Material Adverse Effect.

     7.7 COMPLIANCE WITH THIS AGREEMENT. The Purchaser shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Purchaser on or before the Closing Date.

     7.8 BANK LETTER. The Purchaser shall have delivered to the Company a “comfort” letter from a financial institution, in a form reasonably acceptable to the Company, which states, in relevant part, that the sole stockholder of the Purchaser has on deposit with such financial institution funds sufficient to pay the applicable Exercise Price (as defined in the First Warrant) on behalf of the Purchaser.

     7.9 NO INJUNCTION. No Order shall have been enacted, entered, promulgated or endorsed by any court or Governmental Authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

     7.10 COMMON SHAREHOLDERS’ APPROVAL. The Proposal shall have been approved by the Company’s common shareholders.

     7.11 OBSERVER AGREEMENTS. The person serving as the observer as provided in the Investor Rights Agreement shall have executed a confidentiality agreement in a form acceptable to the Company and agreed in writing to comply with the Company’s Insider Trading Policy and Code of Conduct.

ARTICLE VIII

INDEMNIFICATION

     8.1 INDEMNIFICATION. The Company agrees to indemnify, defend and hold harmless the Purchaser and the Purchaser’s Affiliates and their respective officers, managers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, Claims (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Company and the Indemnified Party or between the Indemnified Party and any third party (other than a third party who is an Affiliate of such Indemnified Party) or otherwise in the manner described in Section 8.2 below) or other liabilities (collectively, “Losses”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement (subject to the expiration of the survival of such representations and warranties, as provided in Section 10.1). In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Company and the Indemnified Party or between the Indemnified Party and any third party (other than a third party who is an Affiliate of such Indemnified Party) as they are incurred by such Indemnified Party and to the extent so provided in Section 8.2 below; provided, however, that if an Indemnified Party is reimbursed under this Article VIII for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Indemnified Party is not entitled to indemnification hereunder.

     8.2 NOTIFICATION. Each Indemnified Party under this Article VIII shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article VIII, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Company of any such action shall not relieve the Company from any liability which the Company may have to such Indemnified Party under this Article VIII unless, and only to the extent that, such omission results in the Company’s forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at their own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Company, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Company or (y) a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Company (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel, as such fees and expenses are incurred. The Company agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Company shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VIII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

     8.3 CONTRIBUTION. If the indemnification provided for in this Article VIII from the Company is unavailable to an Indemnified Party hereunder in respect of any Losses for which the Company would otherwise be required to indemnify the Indemnified Party under this Article VIII, then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of the Company and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Company or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

ARTICLE IX

TERMINATION OF AGREEMENT

     9.1 TERMINATION. This Agreement may be terminated by written notice prior to the Closing as follows:

          (a) at any time on or prior to the Closing Date, by mutual written consent of the Company and the Purchaser;

          (b) at the election of either party by written notice to the other party after 5:00 p.m., Eastern Time, on June 30, 2005, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Company and the Purchaser; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party if that party’s breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (c) at the election of the Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach has not been cured within fifteen (15) days of written notice to the Company of such breach;

          (d) at the election of the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser contained in this Agreement, which breach has not been cured within fifteen (15) days of written notice to the Purchaser of such breach; or

          (e) at the election of either party, if the Company’s common shareholders do not approve the Proposal at the Special Meeting (or any postponements or adjournments thereof).

     If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

     9.2 SURVIVAL. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5.11, Article VIII, this Section 9.2 and Section 10.12; provided, however, that (i) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 9.1(a), (b) or (e) (except as provided in Section 10.12), (ii) nothing shall relieve the Company from liability for actual damages resulting from a termination of this Agreement pursuant to Section 9.1(c), (iii) nothing shall relieve the Company from liability to pay amounts due under Section 10.12 resulting from a termination of this Agreement pursuant to Sections 9.1(b), 9.1(c) or 9.1(e) and (iv) nothing shall relieve the Purchaser from liability for actual damages resulting from a termination of this Agreement pursuant to Section 9.1(d); and provided, further, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the date that is ninety (90) days after the receipt by the Purchaser of audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ending December 31, 2005 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the next closest fiscal year), except for (a) Sections 3.1, 3.2, 3.3, 3.5 and 3.14, which representations and warranties shall survive indefinitely and (b) Section 3.12, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Tax to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 3.12 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom.

     10.2 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:	Healthaxis Inc. 5215 N. O’Connor Boulevard 800 Central Tower Irving, Texas 75039 Attention: J. Brent Webb, Esq. Telecopy: (972) 458-8050

with a copy to:	Locke Liddell & Sapp LLP 2200 Ross Avenue Suite 2200 Dallas, Texas 75201 Attention: John B. McKnight, Esq. Telecopy: (214) 756-8675;

if to Purchaser:	Tak Investments, Inc. 400 Professional Drive, Suite 420 Gaithersburg, Maryland 20879 Attention: Sharad Tak

with a copy to:	Shaw Pittman LLP 1650 Tysons Boulevard Suite 1400 McLean, Virginia 22102 Attention: Steven L. Meltzer, Esq. Telecopy: (703) 770-7901;

     All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) one Business Day after being sent, if sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; (iii) five (5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 10.2 designate another address or Person for receipt of notices hereunder. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party to whom it is given.

     10.3 SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to the Company’s prior consent not to be unreasonably withheld or delayed and applicable securities laws and the terms and conditions thereof, the Purchaser may assign any of its rights under this Agreement to any of the Purchaser’s Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the Purchaser. Except as provided in Article VIII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

     10.4 AMENDMENT AND WAIVER. (a) No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchaser from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchaser purchasing a majority of the Purchased Shares, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

     10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     10.6 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the principles thereof relating to conflicts of law or choice of law.

     10.8 DISPUTES.

          (a) Except as provided in Article VIII of this Agreement, any dispute, difference controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), unless otherwise agreed, by an arbitral tribunal composed of three (3) arbitrators, at least one (1) of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the Company and the Purchaser in accordance with said Rules. In the event the parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said Rules. All arbitrators shall be neutral arbitrators.

          (b) The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitrators shall be final, conclusive and binding. The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Any arbitration proceeding shall be held in either Dallas, Texas or Washington, D.C., as selected by the party that does not initiate the arbitration proceedings. Any arbitration proceeding and the results thereof shall be subject to the confidentiality provisions of Section 5.11.

          (c) The parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 10.8 may be enforced in any court having jurisdiction over the award or either of the parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 10.8 shall prevent any party from seeking injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

     10.9 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason by a court of competent jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     10.10 RULES OF CONSTRUCTION. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

     10.11 ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

     10.12 FEES AND EXPENSES. Each party hereto shall be solely responsible for the fees and expenses incurred by such party in connection with the negotiation and consummation of the Transaction Documents and the transactions contemplated thereby; provided, however, that at the Closing, the Company shall pay to the Purchaser an amount in cash equal to One Hundred Fifty Thousand Dollars ($150,000). In the event of the termination of this Agreement by the Purchaser pursuant to Section 9.1(b), 9.1(c) or 9.1(e) hereof, the Company shall pay to the Purchaser an amount in cash equal to One Hundred Fifty Thousand Dollars ($150,000) within two (2) business days of such termination.

     10.13 PUBLIC ANNOUNCEMENTS. After the execution hereof, the Company shall be permitted to issue a press release relating to the Transaction Documents and the transactions contemplated thereby. The Purchaser shall have the opportunity to review and comment on such press release prior to its issuance, which review and comment shall be provided as expeditiously as reasonably possible so that such press release may be issued in accordance with Section 5.9, and such press release shall be in form and substance reasonably satisfactory to the Purchaser. Except as set forth in the previous sentence, neither the Company nor the Purchaser will issue any press release or make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except to the extent such party reasonably believes such press release or public statement is required by applicable law or stock market regulations, including pursuant to the rules and regulations of the Commission; provided, however, that the Company and the Purchaser may make reasonable public statements consistent with prior public statements otherwise permitted under this Section 10.13. Notwithstanding the foregoing, the Company will not use or refer to the name of the Purchaser in any public statement or disclosure, without the consent of the Purchaser except to the extent that such party reasonably believes such statement or disclosure is required by applicable law or stock market regulations, including pursuant to the rules and regulations of the Commission.

     10.14 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock and Warrant Purchase Agreement on the date first written above.

COMPANY:

HEALTHAXIS INC.

By: /s/ James W. McLane
Name: James W. McLane
Title: CEO

PURCHASER:

TAK INVESTMENTS, INC.

By: /s/ Sharad Tak
Name: Sharad Tak
Title: President